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                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cygnus, Inc. for the registration of its common stock, preferred stock, depository shares representing preferred stock, debt securities and warrants for debt and equity securities with a maximum aggregate offering price of $50,000,000 and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the consolidated financial statements and schedule of Cygnus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                         /s/ ERNST & YOUNG LLP

Palo Alto, California
May 14, 2001